Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Jeffrey N. Boyer
Chief Financial Officer and
Chief Administrative Officer
TUESDAY MORNING CORPORATION
972-934-7189

MEDIA:	Jonathan Morgan/Jennifer Sanders
PERRY STREET COMMUNICATIONS
214-965-9955

TUESDAY MORNING CORPORATION APPOINTS JIM WADE TO BOARD OF DIRECTORS

DALLAS, TX, July 29, 2014 — Tuesday Morning Corporation (NASDAQ: TUES), a leading closeout retailer with 811 stores across the United States as of May 8, 2014, specializing in selling deeply discounted, upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts, today announced that Jim Wade, who possesses 35 years of retail expertise, has been appointed as an independent member of the Company’s Board of Directors, effective immediately.  He will serve on the Company’s Audit Committee.

Wade currently serves on the Board of Directors and Finance Committee for Advance Auto Parts, Inc. (NYSE: AAP), the largest automotive aftermarket parts distributor in North America.  He first joined Advance Auto Parts in 1994 as Treasurer, and retired as President in 2011 with responsibilities including store operations and both the DIY and Commercial businesses.  Since 1994, Advance Auto Parts has expanded from approximately 300 stores to over 5,200 stores and increased revenue to $9.3 billion.

Wade also currently serves on the Board of Directors and Audit Committee of Lumber Liquidators Holdings, Inc. (NYSE: LL), the largest specialty retailer of hardwood flooring in North America, in addition to providing leadership on numerous non-profit, industry, and educational Boards.

“We welcome Jim to the Tuesday Morning Board of Directors, where his retail, logistics and operational experience will be highly complementary to the Board’s ongoing work,” said Steven R. Becker, Chairman of the Board.  “In particular, his integral role establishing Advance Auto Parts as a leading customer service-focused organization carries important lessons for Tuesday Morning, and we look forward to benefiting from his expertise.”

Earlier in his career, Wade held senior management positions with S.H. Heironimus, Inc., a regional department store company, and American Motor Inns, Inc., a publicly-traded hotel franchisee, and served as an accountant at KPMG.

ABOUT TUESDAY MORNING

Tuesday Morning Corporation (NASDAQ: TUES) is a leading closeout retailer of upscale decorative home accessories, housewares, seasonal goods and famous-maker gifts.  The Company is nationally known for providing a fresh selection of brand name, high-quality merchandise — never seconds or irregulars — at prices well below those of department and specialty stores, catalogues and online retailers.  Based in Dallas, Texas, the Company opened its first store in 1974 and as of May 8, 2014, operated 811 stores in 41 states.  More information and a list of store locations may be found on our website at www.TuesdayMorning.com.

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